Exhibit 14.1

USA TECHNOLOGIES, INC.
AMENDMENT TO CODE OF BUSINESS CONDUCT AND ETHICS

This Amendment to Code of Business Conduct And Ethics shall supplement Section 16. Reporting And Compliance Responsibilities of USA Technologies, Inc.’s (“USAT”) Code of Business Conduct and Ethics that was adopted by the Board of Directors of USAT on April 11, 2006, as amended on February 4, 2010 (the “Code”), by adding the following new language to the end of such Section:

Each USAT Director and executive officer shall no less than annually, and any USAT employee upon request of the President of USAT shall, certify and acknowledge that such person is subject to the Code, agrees to comply with all of the applicable requirements of the Code, understands the applicable requirements of the Code, and has complied with all of the applicable requirements of the Code during the period of time covered by such certification. Any such certification shall be signed, dated, and returned to USAT by such Director, officer or employee within 14 days after the receipt of any such certification.

Effective Date: January 10, 2011